UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549

                       FORM 8-K

                    CURRENT REPORT
          Pursuant to Section 13 or 15(d) of
          the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):
                       September 25, 2000

                SYNERGY TECHNOLOGIES CORPORATION
     (Exact name of registrant as specified in its charter)

Colorado                  0-26721                    84-1379164
(State or other       (Commission File        (I.R.S.  Employer
jurisdiction of            Number)            Identification No.)
incorporation



Item 5.  Other Events.

     On September 25, 2000, the Board of Directors (the "Board") of Synergy Technologies Corporation, a Colorado corporation ("Synergy"), pursuant to Synergy's bylaws, elected Mr. Duane F. Baumert of Newton, Connecticut, to fill a vacancy on the Board, effective immediately.

     On September 26, 2000, the Board, pursuant to Synergy's bylaws, elected Mr. James E. Nielson of Cody, Wyoming. to fill a vacancy on the Board, effective immediately.

     Mr. Baumert was elected to the Board of Directors in September 2000. Mr. Baumert has extensive experience in the area of worldwide licensing of technology and intellectual property rights. Mr. Baumert has been the Business Director of UNICARB Systems Business of the Union Carbide Corporation since 1990. Mr. Baumert has been with Union Carbide since 1966 and during that time has held the positions of Director of Marketing, National Sales Management and International Business Director. Mr. Baumert received a B.S. in Business Administration and Management from the University of Nebraska in 1963.

     With an extensive career as an oil and gas executive, Mr. Nielson brings an in-depth understanding of the industry to Synergy Technologies. Mr. Nielson was President and Chief Executive Officer of Husky Oil of Calgary, Alberta, Canada, from 1973 to 1979 during which time Husky Oil experienced tremendous growth, a four-fold increase in operating revenues and a six-fold increase in profits. He also began the planning that led to the development of Husky's heavy oil upgrader at Lloydminster, Alberta. Upon his return to Wyoming in 1979, Mr. Nielson formed JN Oil and Gas, a privately owned exploration and production company. After 12 years at the helm of JN, he formed Nielson and Associates. Mr. Nielson, currently serves as a director at the American Petroleum Institute, the Shoshone First Bank of Cody, Wyoming, and the Y-Tex Corporation of Cody, Wyoming.



                       SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

            SYNERGY TECHNOLOGIES CORPORATION




By:/s/ JOHN GRADEK
Name: John Gradek
Title Chief Executive Officer

Dated:   September 27, 2000